SECOND AMENDED AND RESTATED
WORLD ACCEPTANCE CORPORATION
2005 SUPPLEMENTAL INCOME PLAN
(November, 2007)

PURPOSE

The purpose of this 2005 Supplemental Income Plan is to provide deferred compensation to a select group of management or highly compensated Employees. This Plan is intended to comply with the requirements of Code Section 409A and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Plan is appropriately amended to comply with such requirements.

The Company also maintains for the benefit of certain Employees the World Acceptance Corporation Supplemental Income Plan dated April 1, 2000 ("Prior Plan"). In response to the enactment of Code Section 409A, the Prior Plan was frozen as of December 31, 2004 so that the benefits payable under the Prior Plan are limited to those benefits, including earnings accrued after December 31, 2004, that are not subject to Code Section 409A because they were earned and vested as of December 31, 2004 (i.e., they are "grandfathered" within the meaning of Treasury Regulation Section 409A-6(a)(3)(ii) and (iv).

Accordingly, one of the purposes of this Plan is to continue to provide benefits to Executives that would have been payable under the Prior Plan had the Prior Plan not been frozen, subject to such changes as are required because the "non-grandfathered" benefits payable under this Plan are subject to Code Section 409A. The benefits provided under this Plan include all amounts deferred on and after January 1, 2005.

This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is a top hat plan within the meaning of Section 201(2), 201(a)(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust or any kind of a fiduciary relationship between the Company and any Participant, any Participant's designated Beneficiary, or any other person.

ARTICLE I
TITLE AND EFFECTIVE DATE

1.1  This Plan shall be known as the World Acceptance Corporation 2005 Supplemental Income Plan ("Plan").

1.2 The effective date of this Plan is January 1, 2005.

ARTICLE II
DEFINITIONS

2.1 "Beneficiary" means, with respect to an Executive, the person or persons who are designated as such by an Executive, in his Participation Agreement, to receive payments under the Plan following the death of the Executive.

2.2 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

2.2 "Company" means World Acceptance Corporation, a South Carolina corporation, or any successor thereto and it subsidiaries.

2.3 "Disability" means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) the Executive being unable to engage in any substantial gainful activity or (ii) the Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. In addition, the Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.

2.4 "Early Retirement" means the "separation from service" (as that term is defined in Treasury Regulation Section 1.401A-1(h)) of an Executive, prior to his Normal Retirement Age, from employment with the Company and from all entities that are considered a single employer with the Company under Code Sections 414(b) and (c) within the meaning of Treasury Regulation Sections 1.409A-1(g) and 1.409A-1(h)(3) and after the Executive has reached the age of 57 and been a participant in the Plan for at least 8 years.

2.5 "Early Retirement Benefit" means, with respect to each Executive, 45% of such Executive's monthly base salary, at the time of Early Retirement, multiplied by his Days of Service Fraction.

2.6 "Early Retirement Date" means the first day of the month following the month during which the Executive is granted Early Retirement.

2.7 "Employment Date" means the most recent date an Executive became employed as an officer of the Company. If the Executive was originally employed as a non-officer, then the date of promotion to officer status constitutes the Employment Date.

2.8 "Executive" means any employee who is an officer, who is designated as eligible to participate in the Plan by the Board of Directors of the Company and who executes a Participation Agreement.

2.9 "Fiscal Year" means the 12-month period beginning on April 1 of each year.

2.10 "Normal Retirement" means the "separation from service" (as that term is defined in Treasury Regulation Section 1.409A-1(h)), of an Executive after reaching Normal Retirement Age, from employment with the Company and from all entities that are considered a single employer with the Company under Code Sections 414(b) and (c) within the meaning of Treasury Regulation Sections 1.409A-1(g) and 1.409A-1(h)(3).

2.11 "Normal Retirement Age" means the date on which an Executive attains the age of sixty-five (65).

2.12 "Normal Retirement Benefit" means, with respect to each Executive, 45% of such Executive's monthly base salary at the time of Normal Retirement.

2.13 "Normal Retirement Date" means the first day of the month following the month during which the Executive attains Normal Retirement Age or, if later, the first day of the month following the Executive's retirement after attainment of his Normal Retirement Age.

2.14 "Participation Agreement" means the agreement executed by the Executive upon being admitted to the Plan. With respect to each Executive, the Participation Agreement shall be an integral part of the Plan.

2.15 "Plan" means the World Acceptance Corporation 2005 Supplemental Income Plan as described herein and as the same may hereafter from time to time be amended.
2.16  "Day of Service" means, with respect to each Executive, each day following such Executive's Employment Date on which such Executive is employed by the Company.

2.17 "Days of Service Fraction" means, with respect to each Executive, at any time, the number of Days of Service then accrued by such Executive, divided by the number of Days of Service such Executive would accrue if he were continuously employed by the Company from his Employment Date until his Normal Retirement Age.

ARTICLE III
PAYMENT OF BENEFITS

3.1 If an Executive voluntarily terminates employment before retirement, or if an Executive's employment is terminated for reason of malfeasance, dishonesty, or other similar wrongdoing (even after becoming eligible for retirement), neither the Executive nor his Beneficiary will be entitled to receive any benefits under this Plan. If an Executive's malfeasance, dishonesty or other wrongdoing is discovered after payments to the Executive under this Plan have already begun, neither the Executive nor his Beneficiary will be entitled to receive any further payments under the Plan. All determinations under this paragraph will be made by World Acceptance Corporation's Board of Directors in its sole discretion.

3.2 In the event of an Executive's Normal Retirement, the Company will make a series of monthly payments to the Executive. Each payment will be equal to the Executive's Normal Retirement Benefit. The first such payment shall be made on the Normal Retirement Date; provided, however, that if the Executive is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of his Normal Retirement, then the first payment hereunder shall commence on the date that is six months after the date of the Executive's termination of employment. The remaining payments shall be made on the first day of each succeeding month until 180 total payments have been made. If the Executive dies before all of the payments due to him have been made, the remaining payments shall be made to the Executive's Beneficiary. If the Executive's Beneficiary dies before receiving all the payments due to him, then the remaining payments shall be made to the personal representative of the Beneficiary's estate.

3.3 In the event of an Executive's Early Retirement, the Company will make a series of monthly payments to the Executive. Each payment will be equal to the Executive's Early Retirement Benefit. The first such payment shall be made on the Executive's Early Retirement Date; provided, however, that if the Executive is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of his Early Retirement, then the first payment hereunder shall commence on the date that is six months after the date of the Executive's termination of employment. The remaining payments shall be made on the first day of each succeeding month until 180 total payments have been made. If an Executive dies before receiving all of the payments due to him, then the remaining payments shall be made to the Executive's Beneficiary. If the Executive's Beneficiary dies before receiving all the payments due to him or her, then the remaining payments shall be made to the personal representative of the Beneficiary's estate.

3.4 Except as provided in section 3.1, if the Company terminates an Executive's employment before his death or retirement, or if an Executive terminates employment because of Disability, the Executive will receive the same benefit he would have received if he had retired on the date of his termination. For purposes of this paragraph, the age 57 and 8 years of Plan participation requirements for Early Retirement will not apply. The first such payment shall be made on the first day of the month following the Executive's separation from service (as that term is defined in Treasury Regulation Section 1.409A-1(h)) or, in the case of disability, on the first day of the first month after the expiration of any Company sponsored long term disability payments due to the Executive provided, however, that if the Executive is then a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i), payment hereunder shall commence on the date that is six months after the date of the Executive's termination of employment. The remaining payments shall be made on the first day of each succeeding month until 180 payments have been made. If the Executive's Beneficiary dies before all of the payments due have been made, then any remaining payments shall be made to the personal representative of the Beneficiary's estate.

3.5 If an Executive dies while employed with the Company or while receiving Company sponsored long term disability payments, his Beneficiary will receive payments pursuant to section 3.2 calculated as if the Executive's date of death is his Normal Retirement Date. The first such payment shall be made on the first day of the month following the date of the Executive's death, with remaining payments to be made to the Executive's Beneficiary as described in Section 3.2.

3.6 If, at the death of the Executive, there is no properly designated living Beneficiary, or, if the Beneficiary is an entity and such entity is not then in existence, then any payments due under this Plan shall be made to the Executive's estate.

3.7 In making any payment to or for the benefit of any minor or an incompetent Beneficiary, the Board, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court-appointed committee of such incompetent. It may also make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge of the Company. Neither the Board nor the Company shall have any responsibility to see to the proper application of any payments so made.

ARTICLE IV
NATURE OF COMPANY'S OBLIGATION

4.1 The Company's obligation to the Executives under this Plan shall be an unfunded and unsecured promise to pay. The rights of an Executive or Beneficiary under this Plan shall be solely those of an unsecured general creditor of the Company. The Company shall not be obligated under any circumstances to set aside or hold assets to fund its financial obligations under this Plan.

4.2 Any assets that the Company may set aside, acquire or hold to help cover its financial liabilities under this Plan are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and the Plan does not give, any beneficial ownership interest in any assets of the Company to an Executive or Beneficiary. All rights of ownership in any assets are and remain in the Company. Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Executive or any Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company. Any such asset shall remain a general, unpledged, and unrestricted asset of the Company.

4.3 The Company's liability for payment of benefits shall be determined only under the provisions of this Plan, as they may be amended from time to time.

ARTICLE V
AMENDMENT AND TERMINATION

5.1 Amendment. This Plan may be amended in any way, in whole or in part, at any time, in the discretion of the Board. However, no amendment of the Plan will have the effect of reducing an Executive's retirement benefit below the amount of such benefit computed as of the date of amendment. Notwithstanding the foregoing, any amendment to the Plan may be made, retroactively if necessary, which the Board deems necessary or proper to bring the Plan into conformity with any law or governmental regulation relating to this Plan.

5.2 Termination. This Plan may be terminated for any reason at any time, in the discretion of the Board of Directors, provided that no termination of the Plan will have the effect of reducing an Executive's retirement benefit below the amount of such benefit computed as of the date of Plan termination. In the case of termination of the Plan, the Executive's retirement benefit will be paid within a reasonable time after such termination if and to the extent permitted under Code Section 409A and the regulations thereunder.

Notwithstanding anything to the contrary herein, the Company shall have the right to terminate this Plan and to accelerate the payment of benefits under the Plan in accordance with Code Section 409A and related treasury regulations and other guidance issued under Section 409A in accordance with one of the following:

(1) the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(2) the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a "change in control" (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or

(3) the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, all payments are made within twenty-four (24) months of Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

(4) such other events and conditions as the IRS may prescribe in generally applicable published or regulatory guidance under Code Section 409A.

ARTICLE VI
LIMITATIONS ON TRANSFER

6.1 Neither an Executive nor a Beneficiary may in any manner anticipate, alienate, sell, assign, pledge, encumber or otherwise transfer the right to receive payments under this Plan. Any attempt to do so will be void. Such rights are not subject to legal process or levy of any kind.

ARTICLE VII
ADMINISTRATION

7.1 The Company is the named fiduciary of the Plan. The Board, acting on behalf of the Company, shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this Plan document

7.2 The Board, acting on behalf of the Company, has the discretion (1) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (2) to determine eligibility to participate in the Plan and (3) to make factual determinations in connection with any of the foregoing. A decision of the Board with respect to any matter pertaining to the Plan, including without limitation the employees determined to be eligible, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons. No Board member shall participate in any decision of the Board that would directly and specifically affect the timing or amount of his or her benefits under the Plan.

ARTICLE VIII
CLAIMS PROCEDURE

8.1 A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the claimant's rights to future benefits under the terms of the Plan shall be considered to be a claim.

8.2 A claim for benefits will be considered as having been made when submitted in writing by the claimant to the Company. No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he or she is entitled. The claim may be delivered personally during normal business hours or mailed to the Company.

8.3 The Board, acting on behalf of the Company, will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision.

8.4 The notice informing the claimant that his or her claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason(s) for the denial.

(2) Specific reference to pertinent Plan provisions on which the denial is based.

(3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(4) Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

8.5 If the claim is wholly or partially denied, the claimant (or his or her authorized representative) may file an appeal of the denied claim with the Board requesting that the claim be reviewed. The Board shall conduct a full and fair review of each appealed claim and its denial. Unless the Board notifies the claimant that due to the nature of the benefit and other attendant circumstances he or she is entitled to a greater period of time within which to submit his or her request for review of a denied claim, the claimant shall have 60 days after he or she (or his or her authorized representative) receives written notice of denial of his or her claim within which such request must be submitted to the Board.

8.6 The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.7 The decision of the Board regarding the appeal will be given to the claimant in writing no later than 60 days following receipt of the request for review. However, if special circumstances (for example, if the Board decides to hold a hearing on the appeal) require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If special circumstances require that a decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension.

8.8 The Board may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

8.9 The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

8.10 An Executive or Beneficiary must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.

ARTICLE IX
GENERAL PROVISIONS

9.1 Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Company or affect the right of the Company to terminate any Executive's employment with or without cause.

9.2 Any amount required to be withheld under applicable Federal, state and local income tax laws will be withheld and any payment under the Plan will be reduced by the amount so withheld.

9.3 The time or schedule of payment of a benefit hereunder may be accelerated upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Executive to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), payment of FICA tax and income tax on wages imposed on any amounts under this Plan, or payment of the amount required to be included in income for the Executive as a result of failure of the Plan at any time to meet the requirements of Code Section 409A with respect to the Executive.

9.4 The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m) or will violate Federal securities laws or other applicable law, provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.

9.5 This Plan shall be construed and administered in accordance with the laws of the State of South Carolina to the extent that such laws are not preempted by federal law.

This Plan document has been executed on behalf of the Company this ____ day of ____________, 2007.

WORLD ACCEPTANCE CORPORATION

By:

A. Alexander McLean, III, CEO

PARTICIPATION AGREEMENT

WORLD ACCEPTANCE CORPORATION
2005 SUPPLEMENTAL INCOME PLAN
AS AMENDED AND RESTATED
(November, 2007)

As provided in the above referenced Plan, effective ____________, 200__, you ____________, are hereby invited to participate. By accepting the invitation to participate in the Plan, you acknowledge that you have read the Plan, understand its terms, understand that benefits will be paid pursuant to the Plan only under specific circumstances described therein, understand that you are a general creditor of World Acceptance Corporation and that you have no interest in specific assets owned by the Company.

I hereby accept this invitation of World Acceptance Corporation to participate in its 2005 Supplemental Income Plan.

Witness	Participant

For purposes of the plan, I hereby designate the following Beneficiary or Beneficiaries:

(Beneficiary)

If the above named Beneficiary is not alive when payments are first due to be made under the Plan, I hereby designate the following Contingent Beneficiary or Beneficiaries:

(Contingent Beneficiary)

Plan Employment Date: _________________